Exhibit 10.1

March 7, 2024

David Burns, Ph.D.

Chief Executive Officer

RENOVI RECOVERY SRL

C. Paseo Los Abogados 14 #302

Santo Domingo, Dominican Republic

Dr. Burns:

The purpose of this letter is to confirm the understanding and agreement (the “Agreement”) between Himalaya Technologies, Inc., a Nevada C-Corp located at 108 Scharberry Lane #2, Mars, PA 16046 (“HMLA” or the “Consultant”) and RENOVI RECOVERY SRL, a real estate development company located at C. Paseo Los Abogados 14 #302, Santo Domingo, Dominican Republic (“RENOVI!” or the “Company”), collectively the Parties, regarding the retention of HMLA by the Company as its non-exclusive consultant for the purposes set forth herein:

Under this Agreement, HMLA will provide consulting services to the Company as a non-exclusive representative in connection with the possible financing or M&A transaction of the Company by one or more funders or counterparties (each, a “Transaction”) as follows:

A)	Fees, Commissions & Expenses. The Company agrees to pay the following fees to HMLA for its services:

1.	Financing. HMLA shall be compensated on a percentage of capital raised by financing sources introduced to RENOVI! by HMLA as follows: 1) 3% cash; and 2) two (2) RENOVI! common shares per $1 million raised (up to a potential total of 30 common shares). In the event an agent introduced by HMLA brokers a funding of the Company, HMLA will be compensated at 50% of the above fee schedule. If required, HMLA will register as a broker/dealer or engage a FINRA broker/dealer to handle regulatory compliance in the United States.

2.	Mergers &, Acquisitions (“M&A”). 3% of RENOVI!’s diluted shares outstanding in the event the Company merges into or with a counterparty introduced by HMLA.

3.	Retainer. RENOVI! grants HMLA the option to buy RENOVI! common shares as per the following schedule:

●	Prior to raising any capital, RENOVI! grants HMLA the option to buy either 1 or 2 common shares at a price of $100,000 USD per share, a 50% discount relative to the current valuation. This option will expire immediately on the date when any investor concludes it’s initial investment in RENOVI!

●	After RENOVI! raises capital in the amount of at least $1,000,000 USD, RENOVI! grants HMLA the option to buy either 1 or 2 common shares at a 30% discount relative to the then current common share price , where Common Share Price is calculated as (post-money valuation minus value of preferred shares purchased) divided by 100. This option will expire one calendar year after RENOVI! sells the first preferred share.

108 Scharberry Lane #2, Mars, PA 16046 / www.himalayatechnologies.com

4.	Expenses. Each Party will be solely responsible for its own expenses.

5.	Cash Payments: Unless otherwise instructed, all cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. At closing any and all fees associated with this transaction are to be settled. Fees and retainer payments should be made payable and wired to:

Himalaya Technologies, Inc.

108 Scharberry Lane #2

Mars, PA 16046

XXXXXXXXXXXXXXXXX

Himalaya Technologies, Inc.

ABA XXXXXXXXX

A/C XXXXXXXXXX

XXXXXXXXXXXXXXXXX

XXXXXXXXX

XXXXXXXXX

B) Information. The Company will furnish or cause to be furnished to HMLA, such information, as HMLA believes appropriate to its assignment.

C) Exclusivity. None.

D) Confidentiality. HMLA acknowledges that the Information of RENOVI! is the valuable property of the Company and that HMLA will not, without the Company’s express prior written consent, use the Information or any part thereof, either directly or indirectly, for any purpose whatsoever other than for the expressly limited purpose of performing under this Agreement and disclosing the same when and as agreed to by the Company.

E) Indemnity. The Company acknowledges and agrees that HMLA has been retained to act solely as a consultant to the Company. In such capacity, HMLA shall act as an independent contractor, and not as an employee, and any duties of HMLA arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. The Company and HMLA agree to mutually indemnify each other in accordance with the indemnification agreement attached as Exhibit A.

F) Dispute Resolution. The Parties hereby agree to submit any dispute or controversy arising in connection with this Agreement to binding Arbitration in the state of New York. . Costs associated with the litigation, including reasonable attorney’s fees, shall be borne by whichever parties the Courts shall deem just and fair.

G) Term & Termination. The term of HMLA’s engagement hereunder shall extend from the date hereof through March 6, 2025 (the “Expiration Date”) and can only be renewed by both Parties entering into a new consulting agreement . HMLA’s engagement hereunder may be terminated upon 30 days written notice without cause by either Party at any time before the Expiration Date. Notwithstanding the foregoing, the provisions relating to the payment of fees and expenses accrued prior to termination, , the status of HMLA as an independent contractor and the limitation on to whom HMLA shall owe any duties will survive any such termination, and any such termination shall not affect the Company’s obligations under the indemnification agreement.

108 Scharberry Lane #2, Mars, PA 16046 / www.himalayatechnologies.com

In addition, HMLA will be entitled to the fees set forth above in the event a financing or M&A Transaction is consummated within twelve (24) months of the termination of this Agreement with investors or M&A candidates introduced by HMLA to the Company that have had substantive discussions with the Company prior to the Expiration Date. Such candidates shall be listed in Exhibit B and updated regularly for approval by Management.

H) Limited Right of First Refusal. In the event that RENOVI! raises capital of over $10 million from HMLA or investors introduced by HMLA (“HMLA Investors”), RENOVI! shall grant HMLA Investors a one-time Right of First Refusal on any additional investment of $5 million or less not to be unreasonably withheld past seven business days of the Company receiving a binding financing offer from a third-party not introduced by HMLA.

This Agreement (including the attached Appendices) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

This Agreement sets forth the entire agreement with respect to the engagement of HMLA by the Company, including the fees payable as a result of such engagement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to HMLA the duplicate copy of this Agreement.

By:	/s/ David Burns, Ph.D.
David Burns, Ph.D.
Chief Executive Officer
RENOVI RECOVERY SRL

By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer
Himalaya Technologies, Inc.

108 Scharberry Lane #2, Mars, PA 16046 / www.himalayatechnologies.com

EXHIBIT A - MUTUAL INDEMNIFICATION

This Exhibit A is a part of and is incorporated into that certain letter agreement of date March 7, 2024 (the “Agreement”), by and between Himalaya Technologies, Inc., a Nevada Corporation (“HMLA” or the “Consultant”), and RENOVI RECOVERY SRL, a real estate development company located in the Dominican Republic (“RENOVI!” or the “Company”), collectively the Parties. Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement. The Parties agree that the following indemnifications apply mutually to the Parties.

Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party (the “Indemnified Party”) and its directors, officers, agents, employees and affiliates (each an “Indemnified Person”) from and against any third-party losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any third-party claim, action, proceeding or investigation whether or not any Indemnified Person is a party thereto (collectively, the “Actions”), resulting from the Indemnifying Party’s actions or inactions or breach of any representation, warranty, or obligation under the Agreement; provided, however, that, the Indemnifying Party shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Company and which use constitutes negligence, bad faith or willful misconduct. The Indemnifying Party also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under the Agreement, which includes this Exhibit A.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Indemnifying Party in writing; provided that failure by any Indemnified Person so to notify the Indemnifying Party shall not relieve Indemnifying Party from any liability which the Indemnifying Party may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Indemnifying Party shall have been prejudiced by such failure. The Indemnifying Party may assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Indemnified Party, which counsel may also be counsel to the Indemnifying Party. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Indemnifying Party, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Indemnifying Party from representing both the Indemnifying Party (or another client of such counsel) and any Indemnified Person; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

108 Scharberry Lane #2, Mars, PA 16046 / www.himalayatechnologies.com

In the event that the foregoing indemnity is unavailable to an Indemnified Person, the Indemnifying Party shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Indemnifying Party, on the one hand, and to the Indemnified Party and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations. To the extent permitted by law, in no event shall the Indemnifying Party contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fee actually received by the Indemnifying Party pursuant to the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Indemnifying Party also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Indemnifying Party for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Indemnifying Party that have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Indemnifying Party set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, the Agreement.

108 Scharberry Lane #2, Mars, PA 16046 / www.himalayatechnologies.com

EXHIBIT B – FINANCING AND M&A CANDIDATES

Grupo Humano

108 Scharberry Lane #2, Mars, PA 16046 / www.himalayatechnologies.com